UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  June 7, 2012
AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment, and directory advertising both domestically and worldwide.

On May 8, 2012, we completed the sale of our AT&T Advertising Solutions business segment to an affiliate of Cerberus Capital Management, L.P. We received approximately $750 million in cash, a $200 million note and a 47 percent equity interest in the new entity YP Holdings LLC.

Following the transaction, we will no longer report results from Advertising Solutions as an operating segment or in the consolidated operating results of AT&T. We will account for our 47 percent interest in YP Holdings LLC under the equity method of accounting in our consolidated financial statements, which means that we will report those results as equity in net income of affiliates in our Other segment and on our consolidated statements of income. We do not expect to record a material gain or loss on this transaction and we expect that it will have a minimal effect on 2012 earnings.

As a convenience to our investors, exhibit 99.1 to this Form 8-K includes consolidated results for the last eight quarters that exclude the previously reported results of our Advertising Solutions segment. This presentation includes approximately $260 million of annual shared services expenses that were allocated to the Advertising Solutions segment in 2011, some of which AT&T will continue to incur following the transaction. These allocated expenses include, but are not limited to, costs associated with human resources, technology, real estate and other overhead support charges.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

    99.1  AT&T Inc. selected operating data.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: June 7, 2012	By: /s/ Paul W. Stephens Paul W. Stephens Senior Vice President and Controller